UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Section 240.14a-12

Benihana Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than registrant)

Payment of filing fee   (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

           1 Set forth the amount on which the filing fee is calculated and state how it was determined.

BENIHANA INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. on Thursday, October 23, 2008

Place:	Marriott Doral Golf Resort and Spa
4400 NW 87th Avenue
Miami, Florida 33178

Purpose:	1.	(For the holders of Benihana Inc. Common Stock)
		To elect the two members of the Board of Directors named in the attached Proxy Statement for a three-year term.
	2.	(For holders of Benihana Inc. Class A Stock)
		To elect the one member of the Board of Directors named in the attached Proxy Statement for a three-year term.
	3.	(For all stockholders)
		To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Record Date:	You can vote if you were a stockholder of record at the close of business on September 26, 2008.

Annual Report:	A copy of Benihana Inc.’s Annual Report to Stockholders for the fiscal year ended March 30, 2008 is enclosed.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to be present, kindly complete, date and sign the enclosed forms of proxy with respect to all shares of Common Stock and Class A Common Stock (or Class A Stock) which you may own and mail them promptly in the enclosed return envelope to assure that your shares of Common Stock and Class A Stock are represented. This may save the expense of further proxy solicitation. If you own shares of both the Common Stock and Class A Stock, you will receive two proxies, each of which must be dated, signed and returned as described above. If you do attend the Annual Meeting, you may revoke your prior proxy and vote your shares in person if you wish.

If you have any questions about submitting your vote, please call American Stock Transfer & Trust Company, LLC toll-free at (800) 937-5449.

Dated:  September 29, 2008
By Order of the Board of Directors

Darwin C. Dornbush
Secretary

BENIHANA INC.
8685 Northwest 53rd Terrace
Miami, Florida 33166

PROXY STATEMENT

CONTENTS
Page

ANNUAL MEETING INFORMATION	1
Who is entitled to vote?	1
What am I voting on?	1
How does the Board of Directors recommend I vote on the proposals?	1
How do I vote?	1
What is a quorum?	1
What vote is required to approve each item?	2
Who will count the vote?	2
What are the deadlines for stockholder proposals for next year's Annual Meeting?	2
Who pays the expenses of this Proxy Statement?	2
May brokers vote without instruction?	2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
Common Stock	3
Class A Stock	4
Section 16(a) Beneficial Ownership Reporting Compliance	6

PROPOSAL 1 - ELECTION OF DIRECTORS	6
Corporate Governance	10
Committees; Meetings of the Board of Directors	10
Audit Committee Report	13
Compensation and Stock Option Committee Interlocks and Insider Participation	15
Directors' Compensation	15

EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
Compensation and Stock Option Committee Report	22
Summary Compensation Table	23
Grants of Plan-Based Awards Table	23
Outstanding Equity Awards of Fiscal Year End Table	26
Option Exercises and Stock Vested Table	27
Nonqualified Deferred Compensation	27
Post-Termination Benefits and Change in Control	28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM; ACCOUNTANT FIRM FEES AND SERVICES	31

ANNUAL REPORT	32

FORM 10-K	32

ANNUAL MEETING INFORMATION

Your proxies are solicited by the Board of Directors of Benihana Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178 at 10:00 a.m. on Thursday, October 23, 2008 and at any adjournment or adjournments thereof for the purposes set forth in the attached Notice of Meeting. This Proxy Statement and the forms of proxy are being mailed to stockholders on or about September 29, 2008.

Who is entitled to vote?

Stockholders owning the Company’s Common Stock or Class A Stock on September 26, 2008 are entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.  Each holder of Common Stock has one vote per share, and each holder of Class A Stock has 1/10 of a vote per share, on all matters to be voted on, other than on the election of directors, on which the two classes vote separately.  Additionally, the holder of the Company’s Series B Convertible Preferred Stock is entitled to vote on an “as if converted” basis together with the holders of the Company’s Common Stock. On September 26, 2008, there were 5,806,111 shares of Common Stock and 9,490,539 shares of Class A Stock outstanding. On September 26, 2008, there were 800,000 shares of Series B Convertible Preferred Stock outstanding, which, in the aggregate, are convertible into 1,578,943 shares of Common Stock.

What am I voting on?

You will be asked to elect the nominees named in this Proxy Statement to serve on the Board of Directors and to ratify Deloitte & Touche LLP as our independent registered public accounting firm. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders should arise, the proxies will vote in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends a vote FOR each of the Board nominees named in this Proxy Statement and FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year.

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope. If you sign your proxy, but do not mark your choices, your proxies will vote for the persons nominated by the Board for election as directors and in favor of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166, submit another properly signed proxy with a more recent date or vote in person at the Annual Meeting.

What is a quorum?

There must be a quorum for an action to be taken at the Annual Meeting.  One-third of the voting power of Class A Stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class A director, one-third of the voting power of the Common Stock and Series B Preferred Stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Common Stock directors and one-third of the voting power of the Common Stock, the Class A Stock and the Series B Preferred Stock, represented in person or by proxy, will constitute a quorum for purposes of all other matters brought before the meeting.  Abstentions are counted for purposes of determining the presence or absence of a quorum and have the same effect as a negative vote on all matters other than election of directors.  “Broker non-votes” occur when shares held in street name are not voted because the broker holding the shares has not received instructions from the beneficial owner of the shares and does not have discretionary authority to vote with respect to such proposal.  They are counted to determine if a quorum is present, but are not considered a vote cast under Delaware law.  Broker non-votes will not affect the outcome of a vote on any of the matters to be presented at the meeting.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting by the class of stock voting for such director nominee.  Any other matters to be considered at the Annual Meeting require the affirmative vote of a majority of the votes present at the Annual Meeting, in person or by proxy, to be approved.

Who will count the vote?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

What are the deadlines for stockholder proposals for next year's Annual Meeting?

Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the Securities and Exchange Commission.  Proposals intended for inclusion in next year's proxy statement and proxy card must be received by not later than June 3, 2009. If next year’s annual meeting is held on a date more than 30 calendar days from October 23, 2009, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. In addition, the Company’s By-Laws provide that no proposal may be properly raised at next year's annual meeting unless the Company receives notice of the proposal not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice of a proposal must be received not later than the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. All proposals and notifications should be addressed to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166.

Who pays the expenses of this Proxy Statement?

The Company is paying all costs of soliciting the Company’s proxies for the Annual Meeting, including the costs of preparing, printing and mailing this Notice of Meeting and Proxy Statement.  Certain of the Company’s officers and regular employees may solicit the return of proxies by telephone, mail or personal interview without additional consideration.

May brokers vote without instruction?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners.  If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved.  The Company believes that, in accordance with the rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Shares as to which brokers do not have or have not exercised such discretionary authority are considered “broker non-votes.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is information relating to the beneficial ownership of the Company’s Common Stock and Class A Stock by all persons the Company knows to beneficially own more than 5% of the Company’s Common Stock or Class A Stock outstanding on September 26, 2008 and by all of the Company’s executive officers and directors.  Except as otherwise noted, the named person owns directly and exercises sole voting power and investment discretion over the shares listed as beneficially owned.

COMMON STOCK

Name (and address if applicable) of Beneficial Owners, Officers and Directors	Position with the Company	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class (1)

Benihana of Tokyo, Inc. (3)	Stockholder	2,148,252	29.1%
232 East 63rd Street
New York, New York 10021

BFC Financial Corporation (4)	Stockholder	1,578,943	21.4%
1750 East Sunrise Boulevard
Ft. Lauderdale, Florida 33304

Dane Andreeff (5)	Stockholder	743,418	10.1%

Andreeff Equity Advisors, L.L.C. (5)	Stockholder	743,418	10.1%
450 Laurel Street, Suite 2105
Baton Rouge, Louisiana 70801

Joel A. Schwartz (6)(7)	Chief Executive Officer/Director	236,340	3.1%

Taka Yoshimoto (6)	Executive Vice President–	158,200	2.1%
	Restaurant Operations/Director

John E. Abdo (6)	Director	77,833	1.0%

Juan C. Garcia (6)	President/Chief Operating Officer	48,875	*

Norman Becker (6)	Director	37,708	*

Richard Stockinger (6)	Director	15,237	*

Robert B. Sturges (6)	Director	13,333	*

Lewis Jaffe (6)	Director	13,333	*

Joseph J. West (6)	Director	9,333	*

J. Ronald Castell (6)	Director	8,333	*

Jose I. Ortega (6)	Vice President – Finance,	525	*
	Chief Financial Officer

All directors and officers as a group (6)		619,050	8.0%

CLASS A COMMON STOCK

Name (and address if applicable) of Beneficial Owners, Officers and Directors	Position with the Company	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class (1)

Lord, Abbett & Co. LLC (8)	Stockholder	1,056,148	11.1%
90 Hudson Street
Jersey City, NJ 07302

Dane Andreeff (9)	Stockholder	983,051	10.4%

Andreeff Equity Advisors, LLC (9)	Stockholder	983,051	10.4%
450 Laurel Street, Suite 2105
Baton Rouge, Louisiana 70801

River Road Asset Management, LLC (10)	Stockholder	787,050	8.3%
462 South Fourth Street
Suite 1600
Louisville, Kentucky 40202

Connors Investor Services, Inc. (11)	Stockholder	473,163	5.0%
1210 Broadcasting Road
Wyomissing, PA 19610

Joel A. Schwartz (12)(13)	Chief Executive Officer/Director	315,284	3.2%

Taka Yoshimoto (13)	Executive Vice President–	118,600	1.2%
	Restaurant Operations/Director

Juan C. Garcia (13)	President/Chief Operating Officer	110,550	1.2%

John E. Abdo (13)	Director	102,333	1.1%

Norman Becker (13)	Director	83,083	*

Robert B. Sturges (13)	Director	33,333	*

Lewis Jaffe (13)	Director	33,333	*

J. Ronald Castell (13)	Director	23,333	*

Joseph J. West (13)	Director	23,333	*

Richard Stockinger (13)	Director	6,667	*

Jose I. Ortega (13)	Vice President – Finance,	2,400	*
	Chief Financial Officer

All directors and officers as a group (13)		852,249	8.3%

Notes

(1)
For purposes of the beneficial ownership and the percentage ownership of each person, the shares of the Company’s Common Stock which BFC Financial Corporation would own upon conversion of the entirety of its holdings of the Company’s Convertible Preferred Stock are considered outstanding.

(2)
Shares of the Company’s Common Stock are convertible at any time into shares of the Company’s Class A Common Stock at the option of the holder.  Therefore, each beneficial owner of the Company’s Common Stock may be deemed the beneficial owner of the same number of shares of the Company’s Class A Common Stock. The holdings listed in the table setting forth beneficial ownership of Class A Common Stock do not include holdings of Common Stock (as converted).

(3)
All of the issued and outstanding capital stock of Benihana of Tokyo, Inc. (the “Benihana of Tokyo Stock”) is owned by a trust of which Kevin Y. Aoki (a former director and former Vice President – Marketing of the Company), Kyle Aoki, Grace Aoki and Kenneth Podziba are the named trustees.  By reason of such positions, such individuals may be deemed to share beneficial ownership of the Benihana of Tokyo Stock and the shares of the Company’s stock owned by Benihana of Tokyo.

(4)	Represents Common Stock which BFC Financial Corporation would own upon conversion of its Convertible Preferred Stock (see “Certain Relationships and Related Transactions”).

(5)
Based solely on Schedule 13G filed by such person on August 19, 2008.  Such person has shared voting power as to 743,418 shares of Common Stock and shared dispositive power as to 743,418 shares of Common Stock.  Mr. Andreeff is a control person of Andreeff Equity Advisors, L.L.C., in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934.  Mr. Andreeff also owns interest in Maple Leaf Capital I, L.L.C., which is the general partner of certain limited partnerships which own shares of Common Stock, including, Maple Leaf Partners, L.P. and Maple Leaf Offshore, Ltd.  Andreeff Equity Advisors, L.L.C. is the investment adviser of each such limited partnership.  On July 9, 2008, a Schedule 13G was filed by Maple Leaf Partners, L.P. indicating such person has shared voting power as to 309,615 shares of Common Stock (4.2% of Common Stock outstanding as of September 26, 2008) and shared dispositive power as to 309,615 shares of Common Stock.  On May 9, 2008, a Schedule 13G was filed by Maple Leaf Offshore, Ltd. indicating such person has shared voting power as to 330,894 shares of Common Stock (4.5% of Common Stock outstanding as of September 26, 2008) and shared dispositive power as to 330,894  shares of Common Stock.

(6)
Beneficial ownership on this table includes the following Common Stock which may be purchased by exercise of options which are presently exercisable or which will become exercisable within 60 days of September 26, 2008: Mr. Schwartz – 132,250 shares; Mr. Yoshimoto – 57,500 shares; Mr. Garcia – 48,875 shares; Mr. Abdo – 40,583 shares; Mr. Becker – 31,958 shares; Mr. Sturges – 13,333 shares; Mr. Jaffe – 13,333 shares; Mr. Castell – 8,333 shares; Mr. West – 8,333 shares; all officers and directors as a group – 354,498 shares.

(7)	Includes 15 shares of Common Stock owned by Mr. Schwartz’s son, as to which shares Mr. Schwartz disclaims beneficial interest.

(8)
Based solely on Form 13F filed by such person on August 14, 2008.  Such person has sole voting power as to 714,798 shares of Class A Common Stock and sole dispositive power as to 1,056,148 shares of Class A Common Stock.

(9)
Based solely on Schedule 13G filed by such person on August 15, 2008.  Such person has shared voting power as to 983,051 shares of Class A Common Stock and shared dispositive power as to 983,051 shares of Class A Common Stock. Mr. Andreeff is a control person of Andreeff Equity Advisors, L.L.C., in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934.  Mr. Andreeff also owns interest in Maple Leaf Capital I, L.L.C., which is the general partner of certain persons which own shares of Class A Common Stock, including Maple Leaf Offshore, Ltd.  Andreeff Equity Advisors, L.L.C. is the investment adviser of such person.  On August 15, 2008, a Schedule 13G was filed by Maple Leaf Offshore, Ltd. indicating such person has shared voting power as to 462,698 shares of Class A Common Stock (4.9% of Class A Common Stock outstanding as of September 26, 2008) and shared dispositive power as to 462,698 shares of Class A Common Stock.

(10)
Based solely on Schedule 13G filed by such person on September 11, 2008. Such person has sole voting power as to 555,580 shares of Class A Common Stock and sole dispositive power as to 787,050 shares of Class A Common Stock.

(11)
Based solely on Form 13F filed by such person on August 15, 2008.  Such person has sole voting power as to 317,163 shares of Class A Common Stock and sole dispositive power as to 473,163 shares of Class A Common Stock.

(12)	Includes 1 share of Class A Common Stock owned by Mr. Schwartz's son, as to which share Mr. Schwartz disclaims beneficial interest.

(13)
Beneficial ownership on this table includes the following shares of Class A Common Stock which may be purchased by exercise of options which are presently exercisable or which will become exercisable within 60 days of September 26, 2008:  Mr. Schwartz – 264,500 shares; Mr. Yoshimoto - 115,000 shares; Mr. Garcia – 97,750 shares; Mr. Abdo – 87,833 shares; Mr. Becker – 70,583 shares; Mr. Stockinger – 6,667 shares; Mr. Sturges – 33,333 shares; Mr. Jaffe – 33,333 shares; Mr. Castell – 23,333 shares; Mr. West – 23,333 shares; all officers and directors as a group – 755,665 shares.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules promulgated by the Securities and Exchange Commission govern the reporting of securities transactions by directors, officers and holders of 5% or more of the Company’s Common Stock or Class A Stock. Based solely upon its review of copies of reports filed with the SEC and received by the Company, the Company believes that its directors and officers have filed all required reports on a timely basis except the following: Kevin Y. Aoki, a former director and former Vice President – Marketing of the Company failed to timely file one Form 4 reporting an option exercise and sale of shares; Mr. Schwartz failed to timely file one Form 4 reporting an option exercise and sale of shares; Mr. Garcia failed to timely file one Form 4 reporting a purchase of shares; and Mr. Becker failed to timely file two Form 4s reporting a sale of shares and an option exercise.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors be divided into three classes with the three-year term of office of one class expiring each year.  The current directors have been elected or appointed to the classes set forth below.  The terms of office of J. Ronald Castell, Taka Yoshimoto and Joseph J. West, Class I Directors, will expire at the Annual Meeting. A majority of the Company’s Board is composed of independent directors. Messrs. Castell, Yoshimoto and West are proposed to be reelected as Class I Directors.  Each nominee will hold office for a three-year term, in each case until their respective successors shall have been duly elected and qualified.

The Company’s Certificate of Incorporation also provides that when the Board of Directors is divided into at least two classes, as is presently the case, the holders of the Class A Stock vote separately as a class to elect 25% (or the next higher whole number) of each class of the Board; provided, however, that the number of directors so elected by the holders of the Class A Stock may not exceed 25% (or the next whole higher number) of the entire Board.  Holders of the Class A Stock do not vote for the election of directors at any meeting of stockholders if the terms of office of directors so elected by such holders do not expire at such meeting.  Holders of the Common Stock vote separately as a class for the remainder of each class of the Board.  The Board of Directors currently consists of nine members, of which three members (more than 25% of the Board, rounded to the nearest whole director) are directors who have been elected by holders of the Class A Stock. Messrs. Joseph J. West, a Class I Director, John E. Abdo, a Class II Director, and Joel A. Schwartz, a Class III Director, currently serve as Class A Stock Directors. The Board of Directors, with respect to the Annual Meeting, has nominated Mr. West to serve as a Class A Stock Director and Messrs. Castell and Yoshimoto to serve as Common Stock Directors. At the Annual Meeting, only the holders of the Class A Stock, voting separately as a class, will vote on the election of Mr. West as a Class A Stock Director, and the holders of the Common Stock, together with the holder of the Series B Convertible Preferred Stock, voting separately as a class, will vote on the election of Messrs. Castell and Yoshimoto as Common Stock Directors.

The Board of Directors has selected persons named as proxies in the enclosed form of proxy.  It is intended that the shares represented by the proxies, unless authorization is withheld, shall be voted for the election of the director nominees, who have been designated by the Board of Directors, set forth in the following table. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a director if elected. Although it is not contemplated that such nominees will be unable to serve, should such a situation arise prior to the balloting at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy for any substitute nominee(s) designated by the current Board of Directors to fill the vacancy. Currently, substitute nominee(s) have not been selected by the Board of Directors.

The following are the nominees for director:

COMMON STOCK DIRECTOR NOMINEES

J. Ronald Castell
Director since 2005
Class I Director (Term to expire in 2008)
Age 70

In 2004, Mr. Castell formed ReelRon LLC, a marketing consulting firm serving clients such as Huizenga Holdings, Inc., Centryx Corp., Southern Audio Video and Breakaway Films. From 1995 through 2004, Mr. Castell served as Senior Vice President of Marketing and Communications of investment and entertainment firm Huizenga Holdings, Inc. From 1989 through 1995, Mr. Castell served as Senior Vice President Programming and Communications of Blockbuster Entertainment Corp.

Taka Yoshimoto
Director since 1990
Class I Director (Term to expire in 2008), Executive Vice President - Operations
Age 62

Mr. Yoshimoto has served as Executive Vice President of the Company and its predecessor since September 1989 and as the Director of Operations from May, 1986 until September 1989. Mr. Yoshimoto joined the Company in July 1979 and, through May 1986, held various other positions in operations. During his employment with the Company, Mr. Yoshimoto has made significant contributions to the Company’s restaurant operations. Mr. Yoshimoto holds a Masters Degree of Business Administration and a Masters Degree of Economics and Finance from Louisiana State University, as well as a Bachelor of Arts of Liberal Arts from International Christian University, Tokyo. He was born and raised in Japan.

CLASS A STOCK DIRECTOR NOMINEE

Joseph J. West, Ph.D.
Director since 2005
Class I Director (Term to expire in 2008)
Age 64

Since 1999, Mr. West has been serving as Dean, School of Hospitality and the Tourism Management, Florida International University. Between 1991 and 1999, he served as Department Chairman of Hospitality Administration, College of Business, Florida State University, and from 1993 through 1996, he served as Director, Hospitality Education Program, Department of Business and Professional Regulation, State of Florida. From 1984 through 1991, Mr. West held teaching positions at Florida State University and the University of South Carolina. Additionally, Mr. West possesses restaurant operating experience as an executive and operator having served as Vice President of Operations, Spring Garden Grill and Bar and General Manager at the following restaurant units: Franklin's Off Friendly, Colony House/Wine Cellar Restaurants and Colony Caterers. Mr. West is also a retired U.S. Naval Officer.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR.

The following is information about the Company’s remaining Class II and Class III Directors, each of whom will continue in office, and the Company’s other executive officers:

COMMON STOCK DIRECTORS

Norman Becker
Director since 1997
Class II Director (Term to expire in 2009)
Age 70

Mr. Becker has been self-employed in the practice of public accounting since April 1985.  Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for a period in excess of 10 years. Mr. Becker is also a director of Bluegreen Corporation and an officer of Proguard Acquisition Corp.

Lewis Jaffe
Director since 2004
Class III Director (Term to expire in 2010)
Age 51

Mr. Jaffe is Chief Executive Officer of Lynch Ambulance.  Mr. Jaffe served as President, Chief Executive Officer and a director of Oxford Media, Inc. from February 2006 through October 2007 and President and Chief Operating Officer of Verso Technologies from November 2004 through August 2005. From August 2002 to November 2004, Mr. Jaffe was a self-employed public speaker and consultant. From April 2002 until August 2002, Mr. Jaffe served as the interim President of Glowpoint, Inc., a publicly-traded video products and services company. From July 2000 to July 2003, Mr. Jaffe served as an independent consultant to Glowpoint, Inc. From June 2000 to March 2002, Mr. Jaffe served as President and Chief Operating Officer of PictureTel Corporation, a publicly-traded videoconferencing company. From September 1998 to June 2000, Mr. Jaffe served as a managing director in the Boston office of Arthur Andersen LLP in its global finance practice. From January 1997 to March 1998, Mr. Jaffe served as President of C Systems, LLC, a designer and manufacturer of mobile military shelters, housing, communication and radar and missile launch systems. Mr. Jaffe served as a member of the board of directors for Glowpoint, Inc. from September 2001 to July 2003, the board of directors of Media 100 Inc. from June 2003 through November 2004 and the Turnaround Management Association of New England from September 1999 through November 2004. He currently is on the Board of ACT Teleconferencing, Inc., a public company, as well as two private companies: Travizon Inc. and Pixion, Inc.

Richard C. Stockinger
Director since 2007
Class III Director (Term to expire in 2010)
Age 50

Mr. Stockinger is a restaurant consultant. Mr. Stockinger served as the President of Patina Restaurant Group (formerly Restaurant Associates – Patina Group) from October 2003 through April 2008 and served as Restaurant Associates’ Vice President and Chief Financial Officer from 1985 through October 2003.  During his tenure with Restaurant Associates and the Patina Restaurant Group, Mr. Stockinger played a critical role in the development and implementation of its sales, acquisitions and turnaround strategies.  Such restaurant deals included the acquisition of California Pizza Kitchen, El Torito and Au bon Pain.  Mr. Stockinger also serves on the Board of Directors of the National Kidney Foundation of Greater New York.

Robert B. Sturges
Director since 2003
Class II Director (Term to expire in 2009)
Age 61

Since October 2006, Mr. Sturges has been Chief Executive Officer of Nevada Gold & Casinos Inc. (AMEX: UWN), a company engaged in the development, ownership, and operation of commercial gaming facilities and lodging and entertainment facilities in the United States.  Mr. Sturges served as Nevada Gold & Casinos’ General Counsel and Chief Development Officer between June 2006 and October 2006.  Since 2001, Mr. Sturges has been a partner at Continental Hospitality Holdings, a hospitality company, which provides development, technical and operational services to the hotel and resort industry.  From 1994 to 2001, Mr. Sturges was President of the Gaming Division and a Director of Carnival Resorts and Casinos Inc. which developed, owned and managed resorts, hotels and casinos. Mr. Sturges is also a partner in the Miami Heat Basketball Organization.

CLASS A STOCK DIRECTORS

John E. Abdo
Director since 1990
Class II Director (Term to expire in 2009)
Age 65

Mr. Abdo has been principally employed since June 1984 as the Vice Chairman of the Board of Directors and Chairman of the Executive Committee of each of BankAtlantic Bancorp, Inc., and BankAtlantic, FSB.  He has served as Vice Chairman of Woodbridge Holdings, Inc. (formerly Levitt Corp.) since August 1984 and as the Vice Chairman of the Board of Directors of Bluegreen Corporation since March 2002. Additionally, he has served as the Vice Chairman of the Board of BFC Financial Corporation since June 1987.  Mr. Abdo is the President and Chief Executive Officer of Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm for more than thirty five years.  Mr. Abdo is a member of the Board of Directors of PACA (Performing Arts Center Authority) and is the President of the Broward Performing Arts Foundation, a $100,000,000 state of the art, twin concert hall venue located in Fort Lauderdale, FL.

Joel A. Schwartz
Director since 1982
Class III Director (Term to expire in 2010) and Chief Executive Officer
Age 67

Mr. Schwartz has been a director of the Company and its predecessor since 1982, has served as Chief Executive Officer of the Company since May 1998 and as President of the Company from 1982 until April 2007. Mr. Schwartz also serves on the Board of Directors of the Miami-Dade chapter of the Florida Restaurant and Lodging Association, the Board of Governors of Big Brothers Big Sisters and the Board of Directors of the City Theatre in Miami.

OFFICERS

Juan C. Garcia
President and Chief Operating Officer
Age 44

Mr. Garcia was appointed President and Chief Operating Officer during April 2007. Prior thereto, Mr. Garcia served as Senior Vice President – Chief Operating Administrative Officer from June 2005 until April 2007. Prior thereto, Mr. Garcia had served as Vice President-Controller since January 1999. He served as Controller of the Company and its predecessor since July 1994. Prior to July 1994, Mr. Garcia served in various accounting and finance roles with the Company. Mr. Garcia has served as the Assistant Secretary of the Company since July 1996. Mr. Garcia is also a certified public accountant licensed in the State of Florida.

Jose I. Ortega
Vice President – Finance, Chief Financial Officer and Treasurer
Age 36

Mr. Ortega was appointed Vice President – Finance, Chief Financial Officer and Treasurer in September 2006.  Prior thereto, Mr. Ortega had served as Controller of the Company since July 2005.  Prior to joining the Company, Mr. Ortega was employed at Burger King Corporation, as Director, Consolidation and Reporting from November 2002 to July 2005, and prior thereto as Manager, Consolidation and Reporting, from September 2001 to November 2002.  From June 1996 through September 2001, Mr. Ortega was the Controller of Viragen, Inc., a biotechnology company.  Mr. Ortega is also a certified public accountant licensed in the State of Florida.

No director or executive officer of the Company has any family relationship to any other director or executive officer.

CORPORATE GOVERNANCE

The Company seeks to follow best practices in corporate governance in a manner that is in the best interests of its business and stockholders. The Company’s current corporate governance principles, including the Code of Business Conduct and Ethics and the charters of each of the Audit Committee, Compensation and Stock Option Committee, Executive Committee, and Nominating and Governance Committee are all available under Investor Relations on its website at www.benihana.com.  The Company is in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission and the NASDAQ Marketplace Rules.  The Company will continue to modify its policies and practices to meet ongoing developments in this area.  Aspects of the Company’s corporate governance principles are discussed throughout this Proxy Statement.

COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held eight meetings during the fiscal year ended March 30, 2008 and no director attended fewer than 75% of the aggregate of such meetings and the number of meetings of each Committee of which he is a member.

The Board of Directors has determined that each of the following directors is “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules:  Norman Becker, J. Ronald Castell, Lewis Jaffe, Richard C. Stockinger, Robert B. Sturges and Joseph J. West. With the exception of Mr. Castell, who in fiscal year 2008 received approximately $30,000 in consulting fees, none of the independent directors receives compensation from the Company other than directors’ fees and non-discretionary grants under the Company’s stock option plans for service on the Board or its committees.

The Board of Directors has approved a policy for stockholder communications whereby stockholders may contact the Board of Directors or any Committee or individual director through a telephone hotline.  The toll free number for the hotline is set forth under Compliance and Ethics Hotline on the Company’s website at www.benihana.com.  Stockholder communications received through the hotline are distributed to the Company’s Audit Committee, individual directors, group of directors or compliance officers as appropriate based on the content of the correspondence.  Stockholders are also welcome to communicate directly with the Board of Directors at its Annual Meeting of Stockholders. As a matter of policy, members of the Board of Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board of Directors attended the Company’s 2007 Annual Meeting of Stockholders held on November 2, 2007, except for Mr. Castell and Mr.  Sturges.

The Board of Directors has four standing committees: the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Executive Committee. All of the members of the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Governance Committee are “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  Each of the Nominating and Governance Committee, the Compensation and Stock Option Committee and the Audit Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. The Board-approved charters of the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Executive Committee are available on the Company’s website under Investor Relations at www.benihana.com.

Audit Committee

For the fiscal year ended March 30, 2008, the Audit Committee consisted of Norman Becker (the Chairman), Lewis Jaffe, Richard C. Stockinger and Robert B. Sturges, all of whom have been determined by the Board of Directors to be “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The Board has determined that Norman Becker qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Audit Committee's primary responsibilities are to: (i) oversee the Company’s financial reporting principles and policies and internal control systems, including review of the Company's quarterly and annual financial statements, (ii) review and monitor the performance and independence of the Company's independent auditors and the performance of the internal auditing department, (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors and (iv) appoint, evaluate, compensate and where appropriate, terminate and replace the Company's independent auditors. Such responsibilities may not be delegated by the Audit Committee.  The Audit Committee held five meetings during the fiscal year ended March 30, 2008.

Compensation and Stock Option Committee

The Company has a Compensation and Stock Option Committee, which was composed of John E. Abdo (the Chairman), Norman Becker and J. Ronald Castell during the fiscal year ended March 30, 2008. The Compensation and Stock Option Committee Charter provides that the Committee is responsible for (i) discharging the Board of Director's responsibilities relating to compensation of the Company's executives, (ii) the administration of the Company’s equity-based compensation plans and (iii) producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. During the fiscal year ended March 30, 2008, the Compensation and Stock Option Committee met two times to make recommendations concerning salary and bonus for the Company’s executive officers for the 2008 fiscal year and to make recommendations as to the grant of stock options to such executive officers.

Nominating and Governance Committee

During the fiscal year ended March 30, 2008, the Nominating and Governance Committee was composed of Robert B. Sturges (the Chairman), Norman Becker, Lewis Jaffe and Joseph J. West. The Committee’s responsibilities include (i) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors and recommending that the Board of Directors select the director nominees for the next annual meeting of shareholders, (ii) overseeing evaluation of the Board of Directors, (iii) reviewing and assessing compensation paid to members of the Board of Directors and its committees, (iv) preparing, reviewing and recommending to the Board of Directors the corporate governance guidelines applicable to the Company and (v) advising the Board of Directors on matters of organizational and governance structure of the Company. Four meetings were held during the fiscal year ended March 30, 2008.

The Nominating and Governance Committee reviews, following the end of the Company’s fiscal year, the composition of the Company’s Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating and Governance Committee thinks it in the best interests of the Company to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholders meetings, the Nominating and Governance Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. The Nominating and Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidate will be interviewed by at least one member of the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate. Although the Nominating and Governance Committee will consider nominees recommended by stockholders, the Nominating and Governance Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company’s purposes.

The Board of Directors does not believe that it is necessary for the Company to have a policy regarding the consideration of candidates recommended by stockholders as any interested person may make such recommendations and all recommended candidates will be considered using the criteria set forth in the Company’s guidelines. The Nominating and Governance Committee will consider written proposals from stockholders for nominees for director for the Company’s 2009 Annual Meeting of Stockholders. Any such nominations should be submitted to the Nominating and Governance Committee c/o Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a directors if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s Common Stock and Class A Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and must be submitted in the time frame described in the By-Laws of the Company and under the caption, “Annual Meeting Information—What are the deadlines for stockholder proposals for next year’s Annual Meeting?” described above.

The Nominating and Governance Committee will consider, among other factors, the following to evaluate Committee and stockholder recommended nominees: the Board of Directors’ current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations, including seeking to insure that at least a majority of the directors are “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ Marketplace Rules, and Company policies or procedures and the general qualifications of potential nominees, including, but not limited to personal integrity; loyalty to the Company and concern for its success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting the Company; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interest.

Executive Committee

During the fiscal year ended March 30, 2008, the Executive Committee was composed of Joel A. Schwartz (the Chairman), John E. Abdo and Robert B. Sturges. The Committee’s responsibilities include taking all actions the Board of Directors could take under Delaware law and the Certificate of Incorporation and By-Laws of the Company except certain actions enumerated in the Executive Committee Charter. The Executive Committee met three times during the fiscal year ended March 30, 2008.

AUDIT COMMITTEE REPORT

For fiscal year ended March 30, 2008, the Audit Committee consisted of Norman Becker (the Chairman), Lewis Jaffe, Richard C. Stockinger and Robert B. Sturges, all of whom have been determined by the Board of Directors to be “independent” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website under Investor Relations at www.benihana.com.

Pursuant to its charter, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm (“independent auditors”). Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and for issuing a report on those consolidated financial statements. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent auditors. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 114 (“The Auditor’s Communication with Those Charged with Governance”), which supersedes SAS No. 61 (“Communication with Audit Committees”).  Deloitte & Touche LLP also provided the Company with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, which recommendation has been adopted by the Board of Directors, that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 30, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee
Norman Becker, Chairman
Lewis Jaffe
Richard C. Stockinger
Robert B. Sturges

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Stock Option Committee served as an officer or employee of the Company or had any relationship with the Company requiring disclosure under the heading “Certain Relationships and Related Transactions,” except for John E. Abdo and J. Ronald Castell, who serve as directors of the Company.

DIRECTORS' COMPENSATION

The table below summarizes the compensation earned by non-employee directors for the fiscal year ended March 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)

John E. Abdo	$31,500	$88,100	$-	$119,600
Kevin Y. Aoki (3)	10,500	14,000	-	24,500
Norman Becker	42,750	88,100	-	130,850
J. Ronald Castell (4)	29,000	88,100	30,000	147,100
Lewis Jaffe	33,750	88,100	-	121,850
Richard C. Stockinger (5)	13,750	18,500	-	32,250
Robert B. Sturges	43,000	88,100	-	131,100
Joseph J. West	28,750	88,100	-	116,850

(1)
Represents the amount of compensation cost recognized by the Company in the fiscal year ended March 30, 2008 related to stock option awards granted in the fiscal year 2008 and prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R).  The grant date fair value of option awards granted during fiscal year ended March 30, 2008 was $5.56. For a discussion of valuation assumptions, see Note 1 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2008.

(2)
The aggregate number of option awards outstanding for each director at March 30, 2008 is as follows: Mr. Abdo – 154,000 shares, Mr. Becker – 110,875 shares, Mr. Castell – 40,000 shares, Mr. Jaffe – 55,000 shares, Mr. Stockinger – 10,000 shares, Mr. Sturges – 55,000 shares and Mr. West – 40,000 shares.

(3)
Mr. Aoki resigned as director on November 2, 2007. Accordingly, compensation paid to Mr. Aoki represents those services Mr. Aoki provided during his time as a director in the fiscal year 2008. Additionally, as of March 30, 2008, Mr. Aoki did not have any stock options outstanding.

(4)
During the fiscal year 2008, Mr. Castell provided certain marketing consulting services to the Company. Mr. Castell earned approximately $30,000 in consulting fees during the fiscal year 2008, included under the caption “All Other Compensation.”

(5)
Mr. Stockinger was elected as director on November 2, 2007. Accordingly, compensation paid to Mr. Stockinger represents those services Mr. Stockinger provided during his time as a director in the remainder of the fiscal year 2008.

Director Fees

During the fiscal year ended March 30, 2008, the Company provided the following standard compensation to the Company’s non-employee directors: $15,000 per year for service as a director plus a fee of $1,500 for each board meeting attended in person (or $750 for each meeting attended telephonically).  Additionally, the Company provided compensation to non-employee directors of $1,500 for each committee meeting attended in person (or $750 for each meeting attended telephonically); compensation for committee meetings, however, was reduced to $1,000 for meetings held on the same day as board meetings.  The Company provided compensation of $7,500 per year to the chairman of the Audit Committee and $2,500 per year to the chairman of each of the other committees.  The Company also provided compensation of $5,000 per year to the Company’s Independent Lead Director.  All directors are reimbursed for expenses incurred on the Company’s behalf.

Automatic Option Grants

Each non-employee director participates in the Company’s 2007 Equity Incentive Plan (“Equity Plan”).  Under this plan, options to purchase 10,000 shares of Class A Common Stock (as adjusted in the event any changes in the Company’s outstanding stock; e.g., due to a stock dividend or merger) are automatically granted annually to each non-employee director on the date of the Company’s Annual Meeting of Stockholders.  Options granted under the Equity Plan are exercisable ratably as to one-third of the shares underlying the option on each of the six-month, first and second year anniversaries of the grant date.  All options granted under the Equity Plan have a term of ten years from the date of grant and have an exercise price equal to the fair market value of a share on the date of grant.  All options remain exercisable for a period of three months (other than for death, in which case the options remain exercisable for a period of twelve months), or its stated term if shorter, following the cessation of a non-employee directors’ membership on the Company’s Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Stock Option Committee of the Board of Directors (the Compensation Committee) evaluates executive officer performance in light of the Company's strategic objectives and establishes compensation levels based on such evaluation, including for the Chief Executive Officer, Joel A. Schwartz; the President and Chief Operating Officer, Juan C. Garcia; the Executive Vice President - Operations, Taka Yoshimoto; and the Chef Financial Officer and Vice President – Finance, Jose I. Ortega (together, with Messrs. Schwartz, Garcia and Yoshimoto, the Named Executive Officers).  The Compensation Committee also administers the Company’s Equity Plan and approves performance targets and payments to executive officers under the Company’s Executive Incentive Compensation Plan (“the Cash Incentive Plan”).

Objectives of Compensation Program

The objectives of the Company’s compensation program are to attract and retain exceptional personnel.  To accomplish these objectives, the Company seeks to offer competitive compensation packages comprised of base salary, “at risk” incentive compensation based on achieving short-term and long-term individual and Company performance targets and equity awards designed to align executive officer interests with those of the Company’s stockholders.

What the Company’s Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward executive officers for advancing critical elements of the Company’s growth strategy: selectively pursuing restaurant growth, developing and maintaining strong restaurant unit economics (by sustaining sales growth and implementing cost controls at the individual unit level), continuing to build brand awareness and customer loyalty and providing strong management support to restaurant units. Executive officer contributions to these goals are measured at the individual and Company levels.

The Company’s compensation program is designed to reward the accomplishment of short-term and long-term objectives.  For this reason, the Compensation Committee generally provides that a portion of each executive officer’s compensation is “at risk,” contingent upon accomplishment of performance targets or increases in value as the Company grows, and that another portion has present value, that is, provides immediate reward and motivation to confront short-term challenges.  The elements which are deemed to have present value are annual base salary and grants of restricted stock (although, in part, the potential increase in value of restricted stock also represents “at risk” compensation); the elements of compensation which are deemed “at risk” are cash incentive award payments and grants of stock options.  The Compensation Committee has determined that the compensation of executive officers whose positions enable them to directly affect the Company’s overall performance and growth should include a significant portion of “at risk” compensation.  The percentage of compensation “at risk” for the Named Executive Officers is between 35% and 51%.

In order to maintain and improve the program and ensure that it effectively rewards executive officers, the Compensation Committee, from time to time, may engage an outside compensation consultant.  During the fiscal year ended March 30, 2008, the Compensation Committee engaged a compensation consultant, Mercer (US) Inc., in order to assess compensation levels of the Named Executive Officers for the fiscal year 2009.  In that report, Mercer noted that the Company’s current compensation levels are at or below market for companies similar to the Company.  The Compensation Committee also receives recommendations from, and consults with, the Chief Executive Officer, who is most familiar with the Company’s day-to-day operations and the executive officers’ contributions thereto.

Elements of the Company’s Compensation Program, Why the Company Chose Each Element and How it Relates to the Company’s Objectives

The four elements of the Company’s compensation program are base salary, cash incentive awards under the Cash Incentive Plan, equity grants under the Equity Plan and post-termination benefits. In aggregate, these elements balance short-term and long-term rewards, vested and unvested compensation and cash and equity-based payments.  Annual base salary is the primary element of compensation for executive officers because its predetermined nature allows them to confront short-term challenges without concerns about financial stability. Annual base salary also serves as a reliable measure for attracting and retaining exceptional executives.

Cash incentive awards under the Cash Incentive Plan are designed to reward key employees, including the Named Executive Officers, for achieving individually-based and Company level (e.g., return on equity) performance objectives.  By providing reward for accomplishment of individualized objectives, one portion of the Company’s cash incentive awards focuses employees on excelling in the performance of their specific responsibilities.  By providing reward for Company-wide performance, the other portion aligns employees’ interests with those of stockholders.  Equity grants, because of the vesting schedules unique to them, especially restricted stock grants which always retain some value, are ideally suited for ensuring long-term retention of executive officers, thereby supporting the Company’s compensation program objective to retain exceptional personnel.  Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since its value is dependent on the value of the Company’s stock.  Post-termination benefits provide varying levels of security to executive officers and are a critical inducement for exceptional personnel to come to, and to continue working at, the Company.  These benefits, in particular, enhance the overall value of a compensation package further contributing to executive retention.

How the Company Chose Amounts and Formulas for Each Element

Base Salary

Base salaries of each Named Executive Officer are defined in their respective employment agreements and are subject to future increases as determined from time to time by the Compensation Committee or, in some cases, consistent with increases in the cost of living.  Factors which may be considered in determining base salaries include the Company’s accomplishments in the prior year, the Company’s objectives for the upcoming year, salary changes in prior years and the executive’s experience, responsibilities, ability and performance during the prior year.

Effective April 2, 2007, in connection with his promotion to President and Chief Operating Officer, the Compensation Committee approved an increase in Mr. Garcia’s base salary from $205,000 to $250,000.  The primary factor that impacted the Compensation Committee’s decision was Mr. Garcia’s promotion and his resultant greater responsibilities.  In addition, the Compensation Committee also considered Mr. Garcia’s many years of experience with the Company in various roles, including Controller and Chief Operating Administrative Officer, which give him a unique understanding of the Company’s operations.  Furthermore, pursuant to the terms of Messrs. Schwartz’s and Yoshimoto’s employment agreements, effective April 2, 2007, the base salaries of Messrs. Schwartz and Yoshimoto were increased by approximately 3% in order to track increases in cost of living.

Cash Incentive Plan

For the fiscal year 2008, the maximum cash incentive award opportunity for each Named Executive Officer under the Cash Incentive Plan (i.e., the maximum amount payable if maximum performance targets are achieved) was set at 50% of annual base salary for Mr. Schwartz, 45% for Mr. Garcia, 40% for Mr. Yoshimoto and 30% for Mr. Ortega.  The Compensation Committee believes that directly relating the amount of potential cash incentive pay to the amount of annual base salary provides Named Executive Officers with appropriate motivation by ensuring that a material portion of total compensation is “at risk” if various objectives are not achieved.  Furthermore, the proportion of total cash compensation “at risk” increases with positions that provide a greater ability to directly affect the Company’s overall performance and growth.

With respect to each Named Executive Officer, 25% of the maximum cash incentive award is based on fulfillment of individual goals and objectives, including the factors described immediately below:

•	Mr. Schwartz: overall Company leadership, restaurant concept development
•	Mr. Garcia: management team stability and quality, business plan completion, investor relations
•	Mr. Yoshimoto: expense control, quality control, remodeling project continuation (each, with respect to the Benihana teppanyaki restaurants)
•	Mr. Ortega: Audit Committee functioning, Sarbanes-Oxley Act compliance, budget plan development

For Messrs. Schwartz, Garcia and Ortega, the remaining 75% of the cash incentive award is based on the Company’s achievement of targeted return on equity thresholds.  For Mr. Yoshimoto, the remaining 75% is based on the attainment of targeted restaurant operating profit results with respect to the Company’s Benihana teppanyaki restaurants.  In each case, the Compensation Committee determines the target level prior to the start of the fiscal year.  The Compensation Committee considers return on equity to be an optimal measure of Company-wide performance because it is a commonly used measurement of effective capital allocation, which is of specific interest to a restaurant company deploying capital to expand its market share.  The targeted restaurant operating profit results of the Company's Benihana teppanyaki restaurants are considered to be an optimal measure of performance with respect to Mr. Yoshimoto because they isolate the operations and performance of the units for which Mr. Yoshimoto is responsible and indicate the efficiency of his management.

For the fiscal year 2008, the targeted return on equity was 8.1%; the Benihana teppanyaki restaurants’ targeted restaurant operating profit results were $40.6 million.  If the targeted results of either measure were exceeded by the percentages indicated in the left-hand column below, the Named Executive Officer would receive the indicated percentage of the Company performance component of the maximum cash incentive award.

If targeted result is exceeded by…	…then the percentage of maximum cash incentive award related to Company performance paid will be…
less than 5%	50%
5% but less than 10%	60%
10% but less than 15%	75%
15% or more	100%

The Compensation Committee determined that, based on historical performance of the Company, the thresholds are, at the minimum level, realistically attainable so as to be motivating, while, at the maximum level, sufficiently aggressive to encourage optimal growth and innovation.  No later than thirty days after the Company’s filing of its Annual Report on Form 10-K for any fiscal year, the Compensation Committee must review applicable performance targets and approve the amounts to be paid under the Cash Incentive Plan with respect to the applicable fiscal year.

On June 6, 2008, the Compensation Committee determined that Mr. Schwartz, Mr. Garcia and Mr. Ortega had fully accomplished their individualized performance targets, however, the Company’s return on equity target was not met and thus approved cash incentive award payments of $45,053, $28,125 and $13,875 to Messrs. Schwartz, Garcia and Ortega, respectively. With respect to Mr. Yoshimoto, the Company’s Benihana teppanyaki restaurants did not achieve their targeted results, however, Mr. Yoshimoto accomplished certain of his individual performance targets and thus the Compensation Committee approved a cash incentive award payment of $16,676.  The Compensation Committee does not have discretion to alter such payments under the Cash Incentive Plan if performance goals are not achieved, but it may approve discretionary bonus payments pursuant to the Company’s employment agreement with each Named Executive Officer.

In addition to the cash incentive award opportunity under the Cash Incentive Plan, Mr. Garcia is entitled to receive a performance-based bonus of up to 25% of his base salary, at the discretion of and as determined by the  Compensation Committee and Chief Executive Officer, at the end of each fiscal year of service based upon Mr. Garcia’s performance. The following criteria, among others, are considered: the Company’s actual results of operations compared with the Company’s business plan as adopted by the Company’s Board of Directors, restaurant development and management retention. This additional cash incentive bonus opportunity was included in Mr. Garcia’s employment agreement in order to tie more of his compensation, as President and Chief Operating Officer, to individual and Company performance. No such bonus was paid with respect to the fiscal year 2008.

Equity Plan

At the Company’s 2007 annual stockholders meeting, the stockholders approved adoption of the Equity Plan.  While the Company has, at times, previously granted equity incentives in the form of stock options, the Board of Directors recommended approval of the Equity Plan because it permits alternative forms of equity grants, including grants of restricted stock and equity grants which can be made subject to performance-based vesting, affording the Compensation Committee more flexibility in establishing appropriate compensation packages for employees.  In addition, the Equity Plan allows the Company to adapt to the continuing, highly competitive market for executive talent and the market trend of offering alternative awards, so as to remain competitive within the restaurant industry and continue to be able to attract and retain employees.

The Compensation Committee determines the value of equity awards based upon the amount of total compensation (excluding post-termination benefits) considered necessary by the Compensation Committee to retain such an executive officer for such position, the performance of the Company and Named Executive Officer during the previous year, the impact of awards on the Company’s net income and the dilutive effect of awards on the Company’s outstanding shares.  Furthermore, the Compensation Committee allocates equity awards representing a greater proportion of total compensation to those executive officers whose positions provide a greater ability to directly affect the Company’s overall performance and growth.

The Compensation Committee uses fair value to determine equity grant value, as discussed below under the heading “Tax and Accounting Considerations,” and to establish the value of total equity grants to be awarded to each officer.  Consequently, the amount of underlying stock will vary depending upon the stock price of the Company’s Class A Common Stock on the grant date, which is the date on which the Compensation Committee approves the award.  The share price of restricted stock and exercise price of stock options are not repriced by the Compensation Committee, nor does the Compensation Committee have a policy permitting such repricing.  The Compensation Committee typically meets to grant the awards as close as possible to the end of the Company’s fiscal year, when the Committee can evaluate overall Company performance.  Establishing a fixed total value gives the Company greater ability to ensure accrual of consistent compensation costs year-to-year.  The share price or exercise price of an equity award is equal to the fair market value of the Company’s Class A Common Stock, which is the average of the high and low price of stock on such day.  The stock’s fair market value, rather than its closing market price, is used because the Company believes such price is the more accurate representation of the value of the Company’s stock on any given day.

For the fiscal year 2008, the Company issued stock options and restricted stock that were subject to time based vesting conditions which require that the officer be employed on the vesting date to realize any value from the award.  The typical vesting schedule for such awards provides that one-third of the shares covered by the award vests upon each of the first, second and third anniversaries of the grant date.  Such vesting periods are considered to be of long enough duration to give significant financial incentive to the officer to remain with the Company while being of short enough duration to allow realization of financial incentives.

Equity awards for the Named Executive Officers consist of two-thirds (in value) stock options and one-third (in value) restricted stock.  The Compensation Committee considered such allocation optimal to balance the Company’s interest in motivating its officers to increase the Company’s value, which is supported by the award of stock options (which have no value unless and until the stock price begins to exceed the exercise price) and its interest in rewarding officers for previous performance through the award of restricted stock (which represents immediate value upon vesting, yet still retains quality as a performance incentive since its value changes with the price of the Company’s stock).

On March 17, 2008, the Compensation Committee approved equity awards for the fiscal year 2008, with a fair market value equal to 100%, 85%, 40% and 40% of annual base salary for each of Messrs. Schwartz, Garcia, Yoshimoto and Ortega, respectively.

Post Retirement and Other Benefits

Overall Philosophy

The Company’s employment agreements with certain Named Executive Officers provide for payments in the event of certain terminations of employment, as discussed below under the heading “Post-Termination Benefits and Change in Control.”  In general, the Compensation Committee considers post-termination benefits to be an important element of total compensation because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages.  In addition, certain longstanding officers are eligible for severance and change in control benefits since these benefits have been terms of their employment agreements since 1997, and the Compensation Committee believes that the elimination of these benefits would be a material reduction in their total compensation.

Trigger Events

The Company provides certain benefits to all of the Named Executive Officers following a termination of employment as a result of death or disability.  The Compensation Committee believes that these benefits enhance the officers’ performance by eliminating distractions relating to job security and family welfare and thereby fostering the officers’ ability to focus upon execution of daily job responsibilities.

Pursuant to the terms of their employment agreements, Messrs. Schwartz and Yoshimoto are eligible for severance payments in connection with a termination of their employment by the Company without cause, the termination of their employment by them with good reason, or with respect to the Mr. Schwartz, the failure of the Company to renew or extend his employment agreement.  In addition to alleviating concerns about job security and family welfare, the Company considers these substitute retirement benefits, which are maintained in lieu of any other retirement plan dedicated to executive officers.

In addition to the foregoing, Messrs. Schwartz’s and Yoshimoto’s contracts include benefits which are payable to the executive if he is terminated in connection with a change in control of the Company.  The Company believes that providing these benefits in connection with a change in control is an effective way of separating the officers’ personal financial interests in maintaining their employment from the stockholders’ interests in increasing the value of the Company through potential corporate transactions.  In addition, these benefits are structured as a “double trigger;” that is, the mere fact of the occurrence of the change in control will not trigger the payment.  The change in control must occur and the officer’s employment must terminate for the benefit to become payable.  The Compensation Committee continues to believe that this structure is appropriate to balance the Company’s interest in ensuring that its executive officers’ interests’ are aligned with those of its stockholders, while limiting the Company’s exposure for such payments to those circumstances where the benefit is necessary for the protection of the executive.

Benefits Formula

Payments in connection with a death or disability are generally based on a multiple of monthly salary so that the value of such benefit increases in proportion to salary increases, providing a certain amount of support upon the occurrence of such events; however, in the event of the death of Mr. Schwartz, the Company would pay a fixed amount approximately equal to his compensation at the time such benefit was originally agreed to.  Payments in connection with a termination without cause, with good reason or in the event of a change in control are a multiple of annual base salary but are reduced to reflect the remaining time in the officer’s employment term.  The Compensation Committee believes that this appropriately reflects the Company’s interest in providing security while reflecting the officer’s expectation under the employment agreement.  Payment in connection with a failure to renew is a fixed multiple of annual base salary in order to establish a fixed amount of security and retirement benefits in such event where the amount of time remaining under the term may not provide an appropriate benefit.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1 million paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers.  The Compensation Committee considers the impact of this deductibility limitation on its compensation program, however, in certain cases, the Compensation Committee may determine that the Company’s interest in providing necessary compensation may outweigh interest in tax deductibility.

Current accounting rules, including Statement on Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment,” require the Company to record, as an expense, the estimated fair market value of stock option and restricted stock grants, which reduces the Company’s reported profits.  The Compensation Committee considers such impact of this expense when determining the types and values of equity awards to be granted to employees, including Named Executive Officers.

The Company uses the Black-Scholes model to determine the value of equity grants, which ensures that the amount of compensation accrued annually by the Company in connection with its stock option grants may be more simply compared year to year since the Black-Scholes model is the same methodology used by the Company to determine its compensation expense under SFAS 123R.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the Annual Report on Form 10-K (the “Form 10-K”) and the Company’s Proxy Statement with respect to the Company’s fiscal year ended March 30, 2008, filed pursuant to Section 13 of the Securities Exchange Act of 1934.  Based on the reviews and discussions referred to above, the Company’s Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Form 10-K and the Proxy Statement.

Compensation and Stock Option Committee
John E. Abdo (Chairman)
Norman Becker
J. Ronald Castell

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s other most highly compensated executive officers (the Company’s Named Executive Officers) during the fiscal year ended March 30, 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Joel A. Schwartz, Chairman and Chief Executive Officer	2008 2007	$360,420 355,377	$1,500 —	$3,500 —	$45,053 45,793	$7,910 7,148	$418,383 408,318
Juan C. Garcia, President and Chief Operating Officer	2008 2007	234,615 177,500	900 —	2,100 —	28,125 24,062	4,100 4,580	269,840 206,142
Taka Yoshimoto, Director and Executive Vice President — Operations	2008 2007	211,088 201,019	400 —	800 —	16,676 14,819	4,286 4,188	233,250 220,026
Jose I. Ortega, Vice President — Finance and Chief Financial Officer	2008 2007	185,000 158,950	300 —	700 —	13,875 20,945	4,289 4,481	204,164 184,376

_____________________________

(1)
Represents the amount of compensation cost recognized by the Company in the fiscal year ended March 30, 2008 related to stock and option awards granted in the fiscal year 2008, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R).  For a discussion of valuation assumptions, see Note 1 to the Company’s 2008 Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year 2008.

(2)	Other Compensation included Company-paid Group Term Life Insurance and automobile allowance.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain additional information regarding the range of possible grants of plan-based awards to the Company’s Named Executive Officers for the fiscal year ended March 30, 2008.  Actual grants awarded with respect to the fiscal year 2008 are disclosed as “Non-Equity Plan Compensation” in the “Summary Compensation Table” above.

Under the Company’s Cash Incentive Plan, each Named Executive Officer may receive a cash award, which may be all or a portion of his maximum overall bonus opportunity, which for the fiscal year 2008 was set at 50% of annual base salary for Mr. Schwartz, 45% for Mr. Garcia, 40% for Mr. Yoshimoto and 30% for Mr. Ortega.  Eligibility for 75% of the award is based on exceeding certain targeted Company-wide results, while eligibility for the remaining 25% is based on achieving other personal performance and management goals specific to the individual’s role in the Company. Because the personnel component is based on subjective criteria of individual achievement objectives, the Company has assumed that, at the threshold level, a Named Executive Officer has not achieved any objectives and, at a maximum level, a Named Executive Officer has achieved all of his objectives.  With respect to the Company component, the threshold and maximum levels are based on the minimum and maximum awards 50% and 100%, respectively, under the plan. The plan provides for a range of payments between the threshold amount and the maximum amount, which is determined by the achievement of various levels of Company performance and a Named Executive Officer’s achievement of personal objectives. Accordingly, there is no target under the Company’s plan and the Company has omitted the column providing such information.

Under the Company’s Equity Plan, the Compensation Committee determines the value of equity awards based upon, among other things, the amount of total compensation (excluding post-termination benefits) considered necessary to retain such an executive officer for such position and the performance of the Company and Named Executive Officer during the previous year.  Furthermore, the Compensation Committee establishes the value of total equity grants to be awarded to each officer; therefore, the amount of underlying stock will vary depending upon the stock price of the Company’s Class A Common Stock on the grant date.

	Estimated Future Pay-Outs Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Threshold ($)	Maximum ($)	Grant Date	or Units (#) (1)	Options (#) (2)	Awards ($/Share)	Awards ($/Share)
Joel A. Schwartz	$67,579	$180,210	3/17/08	11,600	69,600	$10.35	$390,804
Juan C. Garcia	42,188	112,500	3/17/08	6,800	41,100	10.35	230,259
Taka Yoshimoto	31,663	84,435	3/17/08	2,700	16,300	10.35	91,352
Jose I. Ortega	20,813	55,500	3/17/08	2,400	14,300	10.35	80,467
________________________________

(1)
Each such award consists of restricted shares of Class A Common Stock subject to a risk of forfeiture which lapses as to approximately one-third of the shares covered by the award on each of the first three anniversaries of the grant date.

(2)
Each such award consists of an option to purchase Class A Common Stock that has a term of seven years and is exercisable as to approximately one-third of the shares covered by the award on each of the first three anniversaries of the grant date.

Narrative Addendum to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table”

Employment Agreements

The Company originally entered into an employment agreement with Mr. Schwartz on April 1, 2001 and, pursuant to an amendment dated May 27, 2004, such agreement was extended until March 31, 2009. The employment agreement provided for an initial annual base salary of $300,000, subject to annual adjustment based on cost of living increases.  On March 17, 2008, the Company entered into an amended and restated employment agreement with Mr. Schwartz, providing that he continue to serve as Chief Executive Officer until March 31, 2011 for an initial base salary of $400,000, subject to annual adjustments based on cost of living increases.

The Company entered into an employment agreement with Mr. Yoshimoto on April 1, 2006, to continue to serve as Executive Vice President — Operations through March 31, 2009, providing for an initial base salary of $187,209 and subject to annual adjustment based on cost of living increases.

The Company entered into an employment agreement with Mr. Ortega on August 28, 2006, in connection with Mr. Ortega’s promotion to serve as Vice President — Finance and Chief Financial Officer through August 31, 2009, providing for an initial annual base salary of $185,000.

The Company entered into an amended and restated employment agreement with Mr. Garcia on June 18, 2007, effective as of April 2, 2007, the date upon which Mr. Garcia was promoted to serve as President and Chief Operating Officer.  The employment agreement provides for Mr. Garcia to serve in both positions through March 31, 2010, with an initial annual base salary of $250,000, subject to annual adjustment based on cost of living increases. Mr. Garcia is also entitled to receive a performance-based bonus of up to 25% of his base salary, as determined by the Compensation Committee and Chief Executive Officer, as discussed above under the heading “Cash Incentive Plan.”

The terms of the employment agreement with each of the Named Executive Officers provide for bonuses and equity awards determined by the Company’s Board of Directors under the Company’s Cash Incentive Plan or Equity Plan, respectively (as each such plan is discussed under the “Grants of Plan-Based Awards Table” in this Proxy Statement).  Additionally, pursuant to the terms of the employment agreement with each of the Named Executive Officers, each such officer will be eligible to participate in the health, insurance and other benefit plans generally available to the Company’s executive officers and will be entitled to receive an automobile expense allowance between $200 and $300 per month.  Last, the Named Executive Officers are eligible for severance payments upon certain events of termination of their employment, as discussed under the heading “Post-Termination Benefits and Change in Control” section in this Proxy Statement.

Equity Plan

The long-term incentive compensation plan pursuant to which the Company presently grants equity awards is the Company’s 2007 Equity Incentive Plan.  Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options, stock awards, stock appreciation rights and stock equivalent units (the Awards).  The exercise price of all stock options to purchase Class A Common Stock, including Incentive Stock Options, as defined by Section 422 of the Internal Revenue Code of 1986, is the stock’s fair market value, which is the average of the high and low price of the Class A Common Stock on the grant date.  In the fiscal year 2008, the Company granted only restricted stock awards and stock options.  All employees of the Company and its subsidiaries and non-employee directors are eligible to receive Awards under the Equity Plan.  The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award.  The non-employee directors are eligible for automatic grants of stock options, as discussed under the heading “Director Compensation” in this Proxy Statement.

Prior to the adoption of the Equity Plan, the Company granted stock options to its employees and directors under its 2003 Directors’ Stock Option Plan, 2000 Employees Class A Common Stock Option Plan and other prior plans (the Prior Plans).  Following adoption of the Equity Plan, the Company ceased to issue stock options under the Prior Plans, however all options previously issued under the Prior Plans which remain outstanding continue to be governed by the terms of such Prior Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth information regarding each unexercised option held by each of the Company’s Named Executive Officers as of March 30, 2008.

	Options Awards				Stock Awards

	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying			Shares or Units	Market Value of
	Unexercised	Unexercised	Option		of Stock That	Shares or Units of
	Options	Options	Exercise	Option	Have Not	Stock That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)	(#) (1)	($/Share)	Date	(#) (2)	($) (3)

Joel A. Schwartz	57,500	—	$6.5942	5/7/09
	28,750	—	6.6209	5/7/09
	40,250	—	8.9855	9/1/09
	20,125	—	9.0122	9/1/09
	57,500	—	7.8261	5/12/10
	28,750	—	7.8528	5/12/10
	51,750	—	4.9623	4/24/11
	25,875	—	4.9890	4/24/11
	57,500	—	11.1884	6/7/12
	28,750	—	11.2151	6/7/12
	—	69,600	10.3500	3/17/15	11,600	$131,312

Juan C. Garcia	34,500	—	7.8261	5/12/10
	17,250	—	7.8528	5/12/10
	28,750	—	4.9623	4/24/11
	14,375	—	4.9890	4/24/11
	34,500	—	11.1884	6/7/12
	17,250	—	11.2151	6/7/12
	—	41,100	10.3500	3/17/15	6,800	76,976

Taka Yoshimoto	23,000	—	8.9855	9/1/09
	11,500	—	9.0122	9/1/09
	46,000	—	7.8261	5/12/10
	23,000	—	7.8528	5/12/10
	46,000	—	11.1884	6/7/12
	23,000	—	11.2151	6/7/12
	—	16,300	10.3500	3/17/15	2,700	30,564

Jose I. Ortega	—	14,300	10.3500	3/17/15	2,400	27,168

________________________________

(1)	Each such option was granted on March 17, 2008 and is exercisable as to approximately one-third of the shares covered by the award on each of the first three anniversaries of such date.

(2)
Each such stock award was granted on March 17, 2008 and is subject to a risk of forfeiture which lapses as to approximately one-third of the shares covered by the award on each of the first three anniversaries of such date.

(3)	The market value of shares of stock that have not vested was $11.32, which was the closing price per share of the Company’s Class A Common Stock on March 30, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows the number of shares acquired upon exercise of stock options by each of the Company’s Named Executive Officers during the fiscal year ended March 30, 2008. There were no stock awards granted under the Equity Plan which vested in the fiscal year 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)

Joel A. Schwartz	112,125	$1,457,000
Juan C. Garcia	-	-
Taka Yoshimoto	-	-
Jose I. Ortega	-	-

________________________________

(1)	The “value realized on exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers who participated in the Company’s Deferred Compensation Plan.  The Deferred Compensation Plan allows key employees, including the Named Executive Officers, to defer up to 20% of their annual base salary and up to 100% of their annual bonuses until resignation from service at the Company or age 55, whichever is later, or if earlier, their disability (as defined in the Deferred Compensation Plan) or death. Deferred amounts may be invested among several investment programs at the participant’s option.  Participants’ obligation to pay federal or state income tax on contributions to the plan is deferred until withdrawal of such amounts. The Company does not match any of the amounts deferred by participants in the Deferred Compensation Plan.

Employees who participate in the Deferred Compensation Plan may invest deferred monies in a range of investment vehicles, including Money Markets, Bonds and Mutual Funds. Over the last three years, these investments have yielded less than 5% per annum.

The Company does not make contributions, including matching contributions, to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Joel A. Schwartz	$26,000	$(8,857)	$-	$318,896
Juan C. Garcia	-	-	-	-
Taka Yoshimoto	-	-	-	-
Jose I. Ortega	-	-	-	-

________________________________

(1)	The amounts set forth in this column have also been reported as “Salary” in the Summary Compensation Table above.

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL

Compensation upon Termination of Employment

The Company’s amended and restated employment agreement with Mr. Schwartz provides that, in the event of termination of his employment without cause, for good reason, due to disability, as a result of his resignation after a change in control of the Company or as a result of a failure to renew or extend Mr. Schwartz’s employment agreement, he shall receive a payment equal to five times his annual base salary in effect at the time of such termination.  In addition, if Mr. Schwartz’s employment is terminated without cause, for good reason or as a result of his resignation after a change in control of the Company, he shall receive an additional payment equal to his annual base salary in effect at the time of such termination multiplied by the number of years remaining under his employment agreement.  Each such payment is to be paid in sixty equal monthly installments, subject to certain delays in payment which might be required under applicable law.

In the event of the death of Mr. Schwartz, the employment agreement provides that the Company shall pay his beneficiary or other designated person $350,000 less the amount of any insurance on Mr. Schwartz’s life which the Company has purchased.  In addition, in the event of Mr. Schwartz’s resignation after a change in control of the Company, he has the right at any time within twelve months following the date of such change in control to cause the Company to repurchase any options granted him in connection with his services as an employee, officer, director at a purchase price equal to the difference between the closing price of the appropriate stock on the stock exchange on which the Company’s stock is listed, on the date immediately prior to the exercise of such rights, and the exercise price of such option.  In the event of the termination of Mr. Schwartz’s employment for any reason (other than termination by the Company with cause), for a period of three years immediately following such termination the Company shall provide Mr. Schwartz and his family members with continued group medical and dental insurance coverage or payments in lieu thereof.

Mr. Schwartz’s right to receive any payment in connection with termination of his employment is conditioned upon his execution of a general release with respect to the Company.  For a period commencing upon the termination of Mr. Schwartz’s employment and ending the later of one year following such termination or the date on which the Company’s obligations to make payments to him terminate, Mr. Schwartz is prohibited from engaging in any business activity within the United States (or any other area in which the Company conducts substantial business operations) which competes with the Company’s business or solicit, directly or indirectly, any of the Company’s employees, customers or accounts.

The Company’s employment agreement with Mr. Yoshimoto provides that if he is terminated without cause or Mr. Yoshimoto resigns after a change in control of the Company, he shall receive an additional payment equal to his annual base salary multiplied by the number of years remaining under his employment agreement.  In the event Mr. Yoshimoto’s employment is terminated, unless such termination is a result of the Company’s breach of the employment agreement, Mr. Yoshimoto is prohibited from engaging, directly or indirectly in any business activity within the United States which competes with the Company’s business, provided that he may own any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.

In the event of the death or disability of any of Messrs. Ortega, Garcia and Yoshimoto, the Company’s employment agreements with each Named Executive Officer provides that the Company shall pay such person, his designee or his beneficiary his monthly base salary in effect at the time of such event for a period of three months after such event.

Set forth in the table below are reasonable estimates of the potential amounts payable to a Named Executive Officer assuming his employment was terminated without cause, in connection with a change in control of the Company or as a result of disability or death, in each case, based on a termination date of March 30, 2008.

Name	Termination Without Cause ($)	Change in Control ($)	Disability ($)	Death ($)

Joel A. Schwartz (1)	$2,884,300	$2,884,300	$1,802,100	$350,000
Juan C. Garcia	-	-	62,500	62,500
Taka Yoshimoto	211,100	211,100	52,800	52,800
Jose I. Ortega	-	-	46,300	46,300

_______________________________

(1)
If, on or after March 31, 2011, Mr. Schwartz’s employment agreement is not renewed or extended, Mr. Schwartz would receive a payment of $1,802,100.  If Mr. Schwartz’s employment agreement is terminated by him for good reason, Mr. Schwartz would receive a payment of $2,884,300.  In either event, as well as if Mr. Schwartz’s employment agreement is terminated for any other reason (other than for cause), for a period of three years following any termination of employment,  payments made by the Company to or on behalf of Mr. Schwartz for the continuation of health care benefits would be  approximately $20,000 on an annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Benihana of Tokyo, Inc. (“BOT”) owns shares representing approximately 29% of the votes represented by the Company’s Common Stock (see the “Security Ownership of Certain Beneficial Owners and Management” table above). BOT owns a Benihana restaurant in Honolulu, Hawaii (the “Honolulu Restaurant”) and all rights to the Benihana name and trade names, service marks and proprietary systems outside the territory served by the Company which consists of the United States (except for rights related to the State of Hawaii) and Central and South America and the islands of the Caribbean Sea.  The Company also granted to BOT a perpetual license to operate the Honolulu Restaurant and an exclusive license to own and operate Benihana restaurants in Hawaii.  This license is royalty-free with respect to any Hawaiian restaurant beneficially owned by BOT or its affiliates and bears a royalty of 6% of gross revenues in the event the restaurants are transferred to an unaffiliated third party.

The Company sold an aggregate 800,000 shares of its Series B Preferred Stock to BFC Financial Corporation (“BFC”), a diversified holding company with operations in banking, real estate and other industries for $20 million.  John E. Abdo, a director of the Company, is a director and Vice Chairman of the Board of BFC and is a significant shareholder of BFC.  The sale of Series B Preferred Stock was completed in two tranches during the fiscal years 2005 and 2006.  The sale of Series B Preferred Stock resulted in net aggregate proceeds of $19.2 million ($9.3 million in the fiscal year 2005 and $9.9 million in the fiscal year 2006). BFC receives quarterly dividends at an annual rate equal to $1.25 per share of Series B Preferred Stock.

In October 2007, the Company entered into a lease for a Benihana restaurant to be located in Orlando, FL, with an annual rent of approximately $140,000 and a base term of 20 years. The landlord is Bluegreen Vacations Unlimited, Inc., a subsidiary of Bluegreen Corporation. Two directors of the Company, John E. Abdo and Norman Becker, are also directors of Bluegreen Corporation. As of March 25, 2008, Mr. Abdo was deemed to beneficially own 9,567,325 shares of Common Stock of Bluegreen Corporation (30.3% of total outstanding shares).

Darwin C. Dornbush, the Company’s Secretary, is a partner in Dornbush Schaeffer Strongin & Venaglia, LLP, a law firm. In the fiscal years 2008, 2007 and 2006, the Company incurred approximately $0.9 million, $0.8 million and $0.7 million, respectively, in legal fees and expenses to Dornbush Schaeffer Strongin & Venaglia, LLP.

Pursuant to its Charter, the Audit Committee reviews and pre-approves all “related party transactions” as such transactions are defined by Item 404 of Regulation S-K of the Securities Act of 1933.

Director Independence

The Board has determined that the following directors, for the fiscal year ended March 30, 2008, are independent as defined in Rule 4200(a)(15) under the current National Association of Securities Dealers, Inc. listing standards: Norman Becker, J. Ronald Castell, Lewis Jaffe, Richard C. Stockinger, Robert B. Sturges and Joseph J. West.  In determining the independence of Mr. Becker, the Board considered the Company’s lease with a subsidiary of Bluegreen Corporation, of which Mr. Becker is a director, as discussed above under the heading “Certain Relationships and Related Transactions,” and determined that Mr. Becker’s mere directorship and minimal beneficial ownership of Common Stock of Bluegreen Corporation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director of the Company.  In determining the independence of Mr. Castell, the Board considered amounts to be paid to him during the fiscal year 2008 for providing consulting marketing services to the Company, as discussed above in a footnote to the “Director Compensation” table, and determined that such amount was de minimis and would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director of the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;
ACCOUNTANT FIRM FEES AND SERVICES

The firm of Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has audited the financial statements of the Company and its predecessor since its formation in 1982 and the Board of Directors desires to continue the services of that firm for the current fiscal year ending March 29, 2009 and expects to continue to do so in the future.  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU RATIFY THE APPOINTMENT BY THE BOARD OF DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

The following table sets forth fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K and review of financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal years 2007 and 2008, and fees billed for other services rendered by Deloitte & Touche LLP.

	2007	2008

Audit Fees (1)	$834,465	$752,000
Audit Related Fees (2) (3)	24,535	2,045
Tax Fees (3)	-	-
All Other Fees (3)	-	-
Total	$859,000	$754,045

________________________________

(1)
The fees consisted of the audit of the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K and reviews of its interim financial statements included in the Company's quarterly reports on Form 10-Q.

(2)
The audit related fees for fiscal year 2008 consisted of services incurred for the Company’s Form S-8 filed on June 15, 2007. The audit related fees for fiscal year 2007 consisted of services incurred for the audit of the Company’s Employee Benefit Plan.

(3)	The Audit Committee has determined that the provisions of all non-audit services performed for the Company by Deloitte & Touche LLP is compatible with maintaining that firm's independence.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal security regulations. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

ANNUAL REPORT

The Company’s 2008 Annual Report is enclosed with this Proxy Statement.

FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, UPON WRITTEN REQUEST DIRECTED TO JUAN C. GARCIA, ASSISTANT SECRETARY, AT 8685 NORTHWEST 53RD TERRACE, MIAMI, FLORIDA 33166, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) FOR THE FISCAL YEAR ENDED MARCH 30, 2008. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE COMPANY’S WEBSITE (WWW.BENIHANA.COM).

Date:            September 29, 2008

Order of the Board of Directors

/s/ Darwin C. Dornbush
By: Darwin C. Dornbush, Secretary

BENIHANA INC.

Class A Stock

Proxy - For the Annual Meeting of Stockholders – October 23, 2008.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Joel A. Schwartz and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Class A Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on October 23, 2008 at 10:00 a.m. at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178, and any adjournment thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominee of the Board of Directors, and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For each proposal, mark one box in blue or black ink as indicated: ☒

Election of Class I Director:
	FOR the nominee listed at left	WITHHOLD AUTHORITY to vote for the nominee listed at left
Joseph J. West	☐	☐

Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign here exactly as your name(s) appear(s) on this Proxy.

Date:                                              , 2008

_______________________________________________
(Signature)

_______________________________________________
(Signature)

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

BENIHANA INC.

Common Stock

Proxy - For the Annual Meeting of Stockholders – October 23, 2008.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Joel A. Schwartz and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Common Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on October 23, 2008 at 10:00 a.m. at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178, and any adjournments thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominees of the Board of Directors, and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For each proposal, mark one box in blue or black ink as indicated: ☒

Election of Class I Directors:
	FOR each of the nominees listed at left (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for the nominees listed at left
J. Ronald Castell, and Taka Yoshimoto	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

____________________________

Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign here exactly as your name(s) appear(s) on this Proxy.

Date:                                             , 2008

_______________________________________________
(Signature)

_______________________________________________
(Signature)

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.